As filed with the United States Securities and Exchange Commission on July 28, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

VERTEX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	23 2081753
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2301 Renaissance Blvd

King of Prussia, Pennsylvania 19406

(800) 355 3500
(Address, including zip code, of principal executive offices)

VERTEX, INC. 2020 INCENTIVE AWARD PLAN

VERTEX, INC. 2020 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

David DeStefano

President, Chief Executive Officer and Chairperson

Vertex, Inc.

2301 Renaissance Blvd

King of Prussia, Pennsylvania 19406

(800) 355 3500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Joel H. Trotter Latham & Watkins LLP 555 Eleventh Street, NW Washington, DC 20004 (202) 637-2200	Bryan T. R. Rowland Vertex, Inc. 2301 Renaissance Blvd King of Prussia, PA 19406 (800) 355-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common stock, $0.001 par value per share	28,000,000(2)	$16.00(4)	$448,000,000	$58,150.40
Class A Common stock, $0.001 par value per share	3,850,000(3)	$13.60(5)	$52,360,000.00	$6,796.33
Total	31,850,000	–	$500,360,000.00	$64,946.73

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Common Stock”), of Vertex, Inc. (the “Company”) that become issuable under the Vertex, Inc. 2020 Incentive Award Plan (the “2020 Incentive Plan”) and the Vertex, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any future stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents 28,000,000 shares of Common Stock reserved for issuance under the 2020 Incentive Plan, which number consists of 16,500,000 shares of Common Stock initially available for issuance under the 2020 Incentive Plan and an additional 11,500,000 shares of Common Stock that may become issuable under the 2020 Incentive Plan pursuant to its terms.

(3) Represents 3,850,000 shares of Common Stock reserved for issuance under the 2020 ESPP, which number consists of 1,000,000 shares of Common Stock initially available for issuance under the 2020 ESPP and an additional 2,850,000 shares of Common Stock that may become issuable under the 2020 ESPP pursuant to its terms.

(4) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2020 Incentive Plan is based upon the initial public offering price of the Common Stock ($16.00 per share).

(5) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the the 2020 ESPP is based upon the initial public offering price of the Common Stock ($16.00 per share) multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2020 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Vertex, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)       the Company’s prospectus dated July 28, 2020, pursuant to Rule 424(b) under the Securities Act relating to the Company’s registration statement on Form S-1, as amended (File No. 333-239644), and all amendments to such registration statement; and

(b)       the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A to be filed with the Commission pursuant to Section 12(b), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any such document or such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We adopted an amended and restated certificate of incorporation, or Amended Charter, which provides that none of our directors shall be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Amended Charter and our amended and restated bylaws, or Amended Bylaws, provide indemnification for our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to certain limited exceptions. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Amended Charter and Amended Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, or will provide, among other things, for indemnification to the fullest extent permitted by law and our Amended Charter and Amended Bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended Charter and Amended Bylaws.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

The underwriting agreement entered into by the Company in connection with the sale of common stock provides for indemnification of, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Form of Amended and Restated Certificate of Incorporation of Vertex, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239644) filed with the Commission on July 24, 2020).
4.2	Form of Amended and Restated Bylaws of Vertex, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239644) filed with the Commission on July 20, 2020).
5.1*	Opinion of Latham & Watkins LLP
23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
23.2*	Consent of Crowe LLP
24.1*	Power of Attorney (included on the signature page of the Registration Statement)
99.1	Vertex, Inc. 2020 Incentive Award Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239644) filed with the Commission on July 24, 2020).
99.2	Vertex, Inc. 2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (File No. 333-239644) filed with the Commission on July 20, 2020).

* Filed herewith.

Item 9.	Undertakings.

(a)       The undersigned Company hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of King of Prussia, state of Pennsylvania, on July 28, 2020.

Vertex, Inc.

By:	/s/ David DeStefano
David DeStefano
President, Chief Executive Officer and Chairperson

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors and officers of Vertex, Inc. (the “Company”), hereby severally constitute and appoint David DeStefano and John Schwab, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, this registration statement, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David DeStefano	President, Chief Executive Officer and Chairperson	July 28, 2020
David DeStefano	(Principal Executive Officer)

/s/ John Schwab	Chief Financial Officer	July 28, 2020
John Schwab	(Principal Financial Officer)

/s/ Lisa Butler	Chief Accounting Officer	July 28, 2020
Lisa Butler	(Principal Accounting Officer)

/s/ Eric Andersen	Director	July 28, 2020
Eric Andersen

/s/ Terrence Kyle	Director	July 28, 2020
Terrence Kyle

/s/ Kevin Robert	Director	July 28, 2020
Kevin Robert

/s/ J. Richard Stamm	Director	July 28, 2020
J. Richard Stamm

/s/ Amanda Westphal Radcliffe	Director	July 28, 2020
Amanda Westphal Radcliffe

/s/ Stefanie Westphal Thompson	Director	July 28, 2020
Stefanie Westphal Thompson

/s/ Jeffrey Westphal	Director	July 28, 2020
Jeffrey Westphal